10-QSB Exhibit(3)(vi)

                       TAYLOR DEVICES, INC.

                  EXTRACT OF MINUTES OF MEETING
                         January 28, 1998


          RESOLVED, that in accordance with Article VIII, Section
     1 of the Company's By-laws, such By-laws shall be and hereby are amended to add the following sections 11 through 13 to
     Article I:

               Section 11.   Notice of Business.  At any
          meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors, or (ii) by any shareholder of the Corporation who is a shareholder of record at the time of the giving of notice provided in this Section, and entitled to vote at such meeting, and who complies with all notice procedures set forth in this Section. For business to be properly brought before a meeting of shareholders by a shareholder, the shareholder shall have given timely notice thereof in writing to the Secretary. "Timely", for purposes of this Section, shall mean that the notice shall be delivered to, or mailed by first class United States mail, postage prepaid and received at, the principal executive office of the Corporation not less than 30 days prior to the meeting; provided however, that should less than 40 days' notice or prior public disclosure of the date of the meeting be given or made to shareholders, such written notice from the shareholder must be delivered or mailed, and presented, not later than the close of business on the tenth day following the day on which the Notice of Meeting was mailed, or such public disclosure was made, whichever first occurs.

                    Each notice referred to in the preceding paragraph shall set forth, as to each matter the shareholder proposes to bring before the meeting,
          (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Certificate of Incorporation or the By-Laws, the specific text of the proposed amendment; (2) the name and the business and residence address of the shareholder or shareholders proposing such business; (3) the class and number of shares of capital stock of the Corporation which are beneficially owned by such shareholder or shareholders; and (4) a brief description of the material interest, if any, of such shareholder in such business.

                    Notwithstanding anything in these By-Laws to the contrary, any reference in any Notice of Meeting of the Shareholders, referring to the transaction of "other business", shall be limited to procedural matters only, and no item of business shall be conducted at a shareholders' meeting, except in accordance with this Section. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that the item of business was not properly brought before the meeting or in accordance with this Section, and, if the Chairman should so determine, shall declare that such item of business shall not be transacted.

               Section 12.    Shareholder Nominations.
          Nominations for the election of directors may be made by a shareholder entitled to vote for the election of directors only in accordance with these By-Laws. Such nominations must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary at the principal executive office of the Corporation not less than 30 days prior to any meeting of the shareholders called for the election of directors; provided, however, that should less than 40 days' notice or prior public disclosure of the date of the meeting be given or made to shareholders, such written nomination by a shareholder must be delivered or mailed, and presented, not later than the close of business on the tenth day following the day on which the Notice of Meeting was mailed or such public disclosure was made, whichever first occurs.

                    Each notice referred to in the preceding paragraph shall set forth, (1) as to each nominee proposed in such notice, such person's name, age, business address and if, known, residence address, together with all information regarding such person as would be required to be disclosed in a proxy statement soliciting proxies for election of directors filed pursuant to Regulation 14A of the Securities and Exchange Commission under the Securities Exchange Act of 1934, (2) the name, business and residence addresses and number of shares of the Corporation's capital stock beneficially owned by each person making the nomination or nominations, and (3) a description of all arrangements or understandings between each such shareholder and any nominee or any other person or persons (naming such person or persons) in connection with or relating to the making of the nomination or nominations to serve on the Board of Directors, if elected.

                    The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures set forth in this Section, and, if the Chairman should so determine, shall declare the nomination defective and to be disregarded.

               Section 13.    Conduct of Shareholder
          Meetings. The Board of Directors may, from time to time, adopt rules of conduct and proxy review guidelines for shareholder meetings. If any provision of such rules of conduct and proxy review guidelines shall conflict with the Certificate of Incorporation of the Corporation or with these By-Laws, the Certificate of Incorporation or these By-Laws, as the case may be, shall control.

     AND it was further

               RESOLVED, that in accordance with Article I,
          Section 13 of the By-Laws, as here amended, Guidelines in substantially the form presented to this meeting be, and they hereby are, approved, ratified and confirmed; and it is further

               RESOLVED,  that the Secretary of the
          Corporation is hereby directed to (a) file copies of the above amendments to the By-Laws and Guidelines with the Securities and Exchange Commission prior to or with filing of the Corporation's Annual Report on Form 10-KSB; (b) place a copy of the By-Laws, as here amended, in the Minute Book of the Corporation; and (c) place a copy of the Guidelines, as adopted by this meeting and as may be amended from time to time, in the Minute Book with the By-Laws.

                                    /S/Douglas P. Taylor
                                       DOUGLAS P. TAYLOR

                                    /s/Richard G. Hill
                                       RICHARD G. HILL

                                    /s/Joseph P. Gastel
                                       JOSEPH P. GASTEL

                                    /s/Donald B. Hofmar
                                       DONALD B. HOFMAR

                                    /s/Randall L. Clark
                                       RANDALL L. CLARK